Seligman New Technologies Fund II
                                                                   Symbol: XSNTX

                                        Fund Fact Sheet as of September 30, 2001
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Fund Objective

The Fund seeks long-term capital appreciation by investing in companies considered by Seligman to rely significantly on technological events or advances in their product development, production, or operations. The Fund seeks to identify and invest in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.


Inception Date: June 22, 2000

Per-Share Net Asset Value as of 9/30/01: $8.74

Fund Performance*
Total Return as of 9/30/01              Without                     With
                                     Sales Charges              Sales Charges
1 Year                                 (60.18)%                    (62.25)%
Since Inception                        (54.30)                     (56.17)


Market Overview

At the end of the second quarter, we believed it unlikely that fundamentals would return for technology companies in a meaningful manner by the fourth quarter of 2001; we thought it more likely that fundamentals would return by the first half 2002. Clearly, the events of September 11th worsened an already challenged environment, shocking the economy and eroding consumer confi-dence. As a result, difficulties in four of the largest end markets for capital spending in technology - telecom, financial services, manufacturing, and retail
- should have the effect of delaying a demand-driven recovery for six to nine months, to mid-2002. At this point, we believe a significant portion of the dislocation in technology stocks has been resolved. The capital markets mania is mostly behind us, with valuations dramatically more reasonable. And capital allocation - both in equity and debt markets - is going primarily to professional managements running viable businesses and serving sound end markets. We believe that if demand firms, capital markets will re-open and return on invested capital should turn positive from that point in the cycle.

We remain optimistic about the long-term opportunity for our current technology portfolios. We continue to be impressed with the quality of deal flow we are seeing in the venture capital marketplace, and anticipate it will still be available when liquidity improves.

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* Past  performance is no guarantee of future results.  Total return assumes the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 5.2% maximum sales charge. The return figure above is not annualized. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund II is closed to new investment. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings                              Venture Capital Top Sectors
as a percentage of net assets                                       Percent of
[GRAPHIC OF PIE CHART OMITTED]                                      Net Assets
                                           Digital ConsumerElectronics   19.0%
Cash/Short-Term Securities    11.6%        Internet and New Media        14.4
Public Companies              43.1%%       Broadband and Fiber Optics     8.1
Venture Capital               45.3%        Biometric Software             1.8

                                           Public Top Sectors
                                                                   Percent of
                                                                   Net Assets
                                           Communications Infrastructure 13.0%
                                           Semiconductors                 6.2
                                           Media                          4.8
                                           Electronics Capital Equipment  4.4
                                           Computer Software              4.1


Top Public Holdings

American Tower
Communications Infrastructure
Crown Castle International
Communications Infrastructure
Comcast
Media
Cisco Systems
Communications Infrastructure
Ericsson
Communications Infrastructure
Peregrine Systems
Computer Software
JDS Uniphase
Communications Infrastructure
American Power Conversion
Semiconductor
Openwave Systems
Software and Programming
Charter Communications
Media

Top Venture Capital Holdings

Magma Design Automation
Internet and New Media
Epicentric
Digital Consumer Electronics
MarketSoft
Digital Consumer Electronics
Calient Networks
Broadband and Fiber Optics
Pure Markets
Digital Consumer Electronics
PrintCafe
Digital Consumer Electronics
Kintana
Digital Consumer Electronics
TruSecure
Internet and New Media
Adexa
Internet and New Media
Metro-OptiX
Broadband and Fiber Optics

      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.




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EQNTF II 9/01                            Distributed by Seligman Advisors, Inc.